Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Advanced Semiconductor Engineering, Inc. and its subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts) and the effectiveness of the Group’s internal control over financial reporting dated March 23, 2018, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2017.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

February 26, 2019